EXHIBIT 10.15

Sixth Amendment to Loan and Security Agreement between the Company and Comerica Bank

This Sixth Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of June 16, 2005, by and between COMERICA BANK, successor by merger to COMERICA BANK-CALIFORNIA (“Bank”) and MGAM SYSTEMS, INC., a Delaware corporation, and MEGABINGO, INC., a Delaware corporation (each a “Borrower,” and collectively, the “Borrowers”).

RECITALS

Borrowers and Bank are parties to that certain Loan and Security Agreement dated as of June 25, 2003, as amended from time to time, including but not limited to that certain First Amendment to Loan and Security Agreement dated as of December 22, 2003, that certain Second Amendment to Loan and Security Agreement dated as of March 4, 2004, that certain Third Amendment to Loan and Security Agreement dated as of October 23, 2004, that certain Fourth Amendment to Loan and Security Agreement dated as of November 23, 2004 and that certain Fifth Amendment to Loan and Security Agreement dated as of December 28, 2004 (collectively, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. The following defined terms in Section 1.1 of the Agreement hereby are added, amended or restated as follows:

“Amendment Date Reducing Revolving Advance” has the meaning set forth in Section 2.1(e)

“Amendment Date Reducing Revolving Sublimit” means a sublimit under the Reducing Revolving Line of up to Nine Million Dollars ($9,000,000), provided however, such availability shall reduce quarterly by a amount equal to one fourteenth (1/14) of the sum of the Amendment Date Reducing Revolving Advance beginning on the sixth month anniversary of the date hereof and on each quarterly anniversary of the date hereof thereafter.

“Credit Extension” means each Advance, Capital Expenditure Advance, Letter of Credit, Reducing Revolving Advance or any other extension of credit by Bank to or for the benefit of Borrowers hereunder.

“Liquidity” means the sum of Borrowers’ Cash on deposit at Bank plus any unfunded availability under the credit facilities provided for herein.

“Qualified Development Agreements” means agreements entered into by a Borrower, pursuant to which such Borrower provides financing for casino development and which agreements have long term contracts attached.

“Reducing Revolving Advance” has the meaning set forth in Section 2.1(e)

“Reducing Revolving Line” means a Credit Extension of up to Thirty Five Million Dollars ($35,000,000) minus the outstanding principal amount of the Amendment Date Reducing Revolving Advance, if any (the “Adjusted Reducing Revolving Line Amount”), provided however, such availability shall reduce quarterly by an amount equal to one twelfth (1/12) of the Adjusted Reducing Revolving Line Amount beginning on the first anniversary of the date hereof and on each quarterly anniversary of the date hereof thereafter.

“Reducing Revolving Maturity Date” means June 16, 2009.

“Tangible Net Worth” means at any date as of which the amount thereof shall be determined, the sum of the capital stock, partnership interest or limited liability company interest of Multimedia Games, Inc. and its Subsidiaries, including without limitation Borrower, plus Borrower’s Subordinated Debt, minus intangible assets (including the balance of unamortized facilities loans in excess of Twenty Five Million Dollars ($25,000,000) and prepaid license fees), all determined in accordance with GAAP.

2. A new subsection (j) is hereby added to the definition of Permitted Investments as follows:

“(j) Investments made in connection with Qualified Development Agreements.”

3. A new Section 2.1(e) is hereby added to the Agreement as follows:

“(e) Reducing Revolving Advances.

(i) Subject to and upon the terms and conditions of this Agreement, Bank agrees to make advances (each a “Reducing Revolving Advance” and, collectively, the “Reducing Revolving Advances”) to Borrowers in an aggregate outstanding amount not to exceed the Reducing Revolving Line and amounts borrowed pursuant to this Section 2.1(e) may be repaid and reborrowed at any time prior to the Reducing Revolving Maturity Date, at which time all Reducing Revolving Advances under this Section 2.1(e) shall be immediately due and payable. Borrowers may prepay any Reducing Revolving Advances without penalty or premium. Whenever Borrowers desire a Reducing Revolving Advance, Borrowers shall deliver to Bank for its reasonable approval either (1) a capital expenditure report reflecting the capital expenditures incurred by a Borrower during the prior 90 days for which such Borrower desires a Reducing Revolving Advance or (2) a copy of the Qualified Development Agreement and a summary reflecting the investments made by a Borrower in connection therewith during the prior 90 days for which such Borrower desires a Reducing Revolving Advance, which capital expenditure report or Qualified Development Agreement summary request shall exclude any capital expenditures or Investments for which Borrowers have previously requested a Reducing Revolving Advance under this Agreement and which capital expenditure report or Qualified Development Agreement summary shall be certified as accurate by a Responsible Officer. Each Reducing Revolving Advance shall not exceed 80% of the amount (excluding taxes, shipping, warranty charges, freight discounts and installation expense) of certified capital expenditures or 80% of the amount of Investments made in connection with Qualified Development Agreements (which a Borrower shall, in any case, have incurred or made within 90 days of the date of the corresponding Reducing Revolving Advance) as reflected in the applicable capital expenditure reports or Qualified Development Agreement summaries and which have been reasonably approved by Bank. Reducing Revolving Advances for software shall not exceed 10% of the Reducing Revolving Line.

(ii) Notwithstanding the foregoing, on the date hereof or as soon thereafter as is practical, Bank agrees to make one Reducing Revolving Advance not to exceed the Amendment Date Reducing Revolving Sublimit (the “Amendment Date Reducing Revolving Advance”) which shall comply with all the provisions of subsection (i) above except that the lookback period for the Amendment Date Reducing Revolving Advance shall be from 91 to 180 days from the date Borrower incurred the applicable capital expenditure or made the applicable investment in connection with a Qualified Development Agreement (instead of the 90 day lookback period applicable to all other Reducing Revolving Advances).

(iii) Interest shall accrue from the date of each Reducing Revolving Advance at the rate specified in Section 2.3(a), and shall be payable in accordance with Section 2.3(c). Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to be applied to any Reducing Revolving Advances, after payment of accrued but unpaid interest thereon, on a “first-in-first-out” basis so that the Reducing Revolving Advances shall be repaid in the chronological order Borrowers borrowed the Reducing Revolving Advances.

(iv) When a Borrower desires to obtain a Reducing Revolving Advance, such Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time three Business Days before the day on which the Reducing Revolving Advance is to be made. Such notice shall be substantially in the form of Exhibit C. The notice shall be signed by a Responsible Officer or its designee and include the necessary capital expenditure report.

4. Section 2.2 of the Agreement hereby is amended and restated in its entirety to read as follows:

“Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Committed Revolving Line or the Borrowing Base at any time, Borrowers shall immediately pay to Bank, in cash, the amount of such excess. If the aggregate amount of the outstanding Reducing Revolving Advances exceeds the Reducing Revolving Line at any time, Borrowers shall immediately pay to Bank, in cash, the amount of such excess. If the aggregate amount of the outstanding Amendment Date Reducing Revolving Advances exceeds the Amendment Date Reducing Revolving Sublimit at any time, Borrowers shall immediately pay to Bank, in cash, the amount of such excess”

5. Section 2.3(a) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(a) Interest Rates. Except as set forth in Section 2.3(b), the Advances, the Capital Expenditure Advances and the Reducing Revolving Advances shall bear interest, on the outstanding daily balance thereof, as set forth in the LIBOR Addendum to Loan & Security Agreement attached hereto as Annex I.”

6. Section 7.6 of the Agreement hereby is amended and restated in its entirety to read as follows:

“7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Multimedia Games, Inc. may (i) repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase; (ii) repurchase the stock of former employees pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to Multimedia Games, Inc. regardless of whether an Event of Default exists; and (iii) without duplication with (i) or (ii) above, repurchase stock from existing cash reserves without Bank’s prior written consent provided (a) Multimedia Games, Inc. retains the greater of (1) Five Million Dollars ($5,000,000) in Liquidity; or (2) fifteen percent (15%) of the Obligations in Liquidity following such repurchases; and (b) no Event of Default has occurred prior to such repurchases and would result after giving effect to such repurchases.”

7. Annex I to the Agreement hereby is replaced in its entirety with Annex I attached hereto.

8. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by a Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer

9. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

10. Each Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

11. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Amendment, duly executed by each Borrower;

(b) a Certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c) an Affirmation of Guaranty, in the form attached hereto;

(d) a Certificate of the Secretary of Multimedia Games, Inc. and the members MGAM Services, L.L.C., with respect to incumbency and resolutions authorizing the execution and delivery of the Guaranty;

(e) a commitment fee in the amount of $125,000, which may be debited from any of Borrowers’ accounts;

(f) current Compliance Certificate in accordance with Section 6.2;

(g) all Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrowers’ accounts; and

(h) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

12. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the undersigned have executed this amendment as of the first date above written.

MGAM SYSTEMS, INC.

By:	/s/ Clifton E. Lind
Title:	President

MEGABINGO, INC.

By:	/s/ Clifton E. Lind
Title:	President

COMERICA BANK successor by merger to COMERICA BANK-CALIFORNIA

By:	/s/ Chad Neely
Title:	Vice President